MOBICLEAR, INC., HIRES FORMER U.S. GOVERNMENT SECURITY PERSONNEL TO FILL TOP EXECUTIVE POSITIONS

Appoints Retired FBI Agent Stephen P. Cutler as New Chief Executive Officer

Retired USMC Lt. Colonel Edward C. Pooley, JD, to Serve as Chief Operating Officer

NEW YORK, NY (May 13, 2008) —MobiClear, Inc. (OTCBB: MBIR - Deutsche Borse: B3CA, http://www.mobiclear.com) has appointed Stephen P. Cutler as the company’s new chief executive officer. Contemporaneously, Lt. Colonel Edward C. Pooley, JD (USMC, Ret), has been given the role of chief operating officer.

“The Board is very pleased to welcome Mr. Cutler and Colonel Pooley to the company,” said Lim Wong, chairman of MobiClear, Inc.’s Board of Directors. “Mr. Cutler brings a strong background in e-commerce, and state of the art expertise in security issues to MobiClear. Colonel Pooley’s brings a distinguished career in the U.S. Marine Corps exemplified in his strong leadership abilities and complemented by his successful efforts in corporate business. The Board feels their collective business acumen will position us well for future growth and our continued work in the field.”

About Stephen P. Cutler

Mr. Cutler has a solid background in e-commerce and cyber business, as well as security and international relations. He recently retired from a long and illustrious career with the U.S. Federal Bureau of Investigation (“FBI”) during which he was instrumental in the development of innovative international collaborative efforts in cyber investigations, as well as security, money laundering, and similar issues.

About LTC Edward C. Pooley (USMC, Ret.)

Edward C. Pooley is a retired United States Marine Corps Lt. Colonel, a former member of the Michigan State Bar, as well as the US Federal Bar Association. He has successfully operated several companies in very competitive business environments on the international level. Due to his efforts, he has successfully improved the operating environments within these companies and successfully improved overall business efficiency, effectiveness, and profits.

About MobiClear, Inc.

MobiClear, Inc., specializes in electronic Personal Identification Verification (PIV) solutions in connection with credit/debit card transactions. MobiClear’s multi-gateway solution (U.S. patent pending) offers proactive security in all forms of electronic business environments including Internet shopping, business-to-business procurement transactions, and retail shopping with credit and debit cards. MobiClear estimates that credit and debit card fraud on the Internet and in brick and mortar stores is growing to $20 billion annually. MobiClear’s answer to this problem is a secure and user-friendly identity solution that works across the globe. In addition, MobiClear’s identification service ensures safe and secure trade over the Internet, which in turn, promotes both e-trade activity and invoice payments online.

Forward-Looking Statements

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:

The Investor Relations Group

212-825-3210

Investor Relations:

Conrad F. Mir

conrad@investorrelationsgroup.com